Exhibit (d)-(16)

Execution version

Dated 28 April 2026

Mobile Charging Investment Limited

(as Borrower)

China Merchants Bank Haikou Branch
(招商银行股份有限公司海口分行)

(as Mandated Lead Arranger)

China CITIC Bank Corporation Limited Shanghai Branch
(中信银行股份有限公司上海分行)

(as Joint Lead Arranger)

China Merchants Bank Haikou Branch
(招商银行股份有限公司海口分行)

(as Facility Agent)

and

China Merchants Bank Haikou Branch
(招商银行股份有限公司海口分行)

(as Security Agent)

FACILITY AGREEMENT

THIS AGREEMENT is dated __________________ and made between:

(1)	Mobile Charging Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, with company registration number [***], as borrower (the “Borrower”);

(2)	China Merchants Bank Haikou Branch (招商银行股份有限公司海口分行), a branch of a joint stock company incorporated in the People’s Republic of China with limited liability incorporated under the laws of the People’s Republic of China (Unified Social Credit Code: [***]), as mandated lead arranger (the “MLA”);

(3)	China CITIC Bank Corporation Limited Shanghai Branch (中信银行股份有限公司上海分行), a branch of a joint stock company incorporated in the People’s Republic of China with limited liability incorporated under the laws of the People’s Republic of China (Unified Social Credit Code: [***]), as joint lead arranger (the “JLA”);

(4)	The Financial Institutions listed in Schedule 1 (The Original Lenders), as lenders (the “Original Lenders”);

(5)	China Merchants Bank Haikou Branch (招商银行股份有限公司海口分行), a branch of a joint stock company incorporated in the People’s Republic of China with limited liability incorporated under the laws of the People’s Republic of China (Unified Social Credit Code: [***]), as facility agent of the Finance Parties (other than itself) (the “Facility Agent”); and

(6)	China Merchants Bank Haikou Branch (招商银行股份有限公司海口分行), a joint stock company incorporated in the People’s Republic of China with limited liability incorporated under the laws of the People’s Republic of China (Unified Social Credit Code: [***]), as security trustee for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Account Bank” means China Merchants Bank Haikou Branch (招商银行股份有限公司海口分行) and any other bank or financial institution with which any Controlled Account is maintained, and such other bank or financial institution otherwise designated by the Borrower and the Facility Agent.

“Account Supervision Agreement” means each of the account supervision agreements entered or to be entered into by the Facility Agent, the Account Bank and each of the Borrower, the Target, the HK SPV and the Onshore Deposit Pledgor(s) in respect of the Controlled Accounts and establish account supervision arrangements over each such Controlled Accounts.

“Administrative Party” means each of the MLA, JLA, the Facility Agent and the Security Agent.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annual Financial Statements” means the financial statements for a financial year delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements).

“Anti-Corruption Laws” means any anti-bribery laws, rules or regulations issued, administered or enforced by any Governmental Agency having jurisdiction over any Group Member concerning bribery and corruption.

“Anti-Money Laundering Laws” means all applicable anti-money laundering statutes and rules and regulations thereunder and which are issued, administered or enforced by any Governmental Agency having jurisdiction over any Group Member concerning money laundering.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the Signing Date to and including the earliest of:

(a)	the date falling twenty four (24) Months after the Signing Date, and in any event no later than 21 April 2028; and

(b)	the date (if any) on which the Merger Agreement is terminated or ceases to have effect and has lapsed in accordance with its terms.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender's Available Commitment.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in the PRC, Hong Kong and the Cayman Islands, and, in relation to any Security Document entered into by any party (other than the Security Agent) to that Security Document, the Relevant Jurisdiction of that party.

“Business Day (PRC)” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in the PRC.

“Certain Funds Period” means the period from (and including) the first day of the Availability Period to and including the day falling on the last day of the Availability Period.

“Change in Law” means, in respect of a Lender:

(a)	the introduction of any law or regulation occurring after the Signing Date; or

(b)	any change in or re-enactment of (or in the interpretation, administration or application of) any law or regulation in existence as at the Signing Date that results in such law or regulation not being comparable to or being more onerous to comply with than, in each case, such law or regulation as at the Signing Date, but excluding the introduction of, change in or re-enactment of any law or regulation that has been overcome and no longer affects such Lender.

“Change of Control” has the meaning given to such term in Clause 7.2 (Mandatory Prepayment - Change of control).

“Clean-Up Date” means the date falling 120 days after the Closing Date.

“Clean-Up Default” means an Event of Default other than an Event of Default under Clauses 21.1 (Non-payment), 21.2 (Financial covenants and Conditions subsequent), 21.6 (Insolvency), 21.7 (Insolvency proceedings), 21.8 (Creditors' process), 21.9 (Unlawfulness and invalidity) and 21.10 (Repudiation and rescission of agreements).

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands, as consolidated and revised from time to time.

Compliance Certificate means a certificate delivered pursuant to Clause 18.2 (Compliance Certificate) substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Parent, the Obligors, the Group, the Merger, the Transaction Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any of the Parent, the Obligors, any member of the Group, or any of their advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any of the Parent, the Obligors, any member of the Group or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 32 (Confidential Information);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Facility Agent.

“Controlled Account” has the meaning given to such term in Clause 20.22 (Accounts).

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) (save for Clause 21.13 (Acceleration) and Clause 21.14 (Clean-up period)) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Default Rate” means a rate to be:

(a)	in the event of any Unpaid Sum, 150% of the Interest Rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan; or

(b)	in respect of any misappropriated amount, 200% of the Interest Rate which would have been applicable to that amount of Loan,

or, in each case, if lower, the highest default interest rate allowed by the then applicable laws and regulations.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Deposit Pledge Agreement” means each of the deposit pledge agreement entered or to be entered into by each Onshore Deposit Pledgor in favour of the Security Agent.

“Disposal” means a disposal of any asset, undertaking or business (whether by a single transaction or series of transactions).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that Party, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distribution” means:

(a)	any dividend, charge, fee or other distribution similar in nature (whether in cash or in kind); or

(b)	any dividend or share premium reserve,

in each case, declared or paid by a company to its shareholder in respect of the share capital/share(s) of such company.

“Dividend Account” means Dividend Account (Borrower), Dividend Account (Target) and/or Dividend Account (HK SPV).

“Dividend Account (Borrower)” means the interest-bearing savings account with account number EFN8989041185000 and maintained by the Borrower with the Account Bank, or any other account mutually designated as such by the Borrower and the Facility Agent.

“Dividend Account (HK SPV)” means the interest-bearing savings account with account number NRA121925796710000 and maintained by the Borrower with the Account Bank, or any other account mutually designated as such by the Borrower and the Facility Agent.

“Dividend Account (Target)” means the interest-bearing savings account with account number OSA755982907632000 and maintained by the Target with the Account Bank, or any other account mutually designated as such by the Borrower and the Facility Agent.

“DSRA Account” means the interest bearing savings account with account number EFN8989041185000 and maintained by the Borrower with the Account Bank, or any other account mutually designated as such by the Borrower and the Facility Agent.

“EBITDA” has the meaning set forth in the definition of “Material Subsidiary”.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default) (save for Clause 21.13 (Acceleration) and Clause 21.14 (Clean-up period)).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters referring to this Agreement or the Facility between one or more Administrative Parties and the Borrower (if any).

“Final Repayment Date” means the date falling twenty four (24) Months after the first Utilisation Date, and in any event no later than 21 April 2028.

“Finance Document” means:

(a)	this Agreement;

(b)	any Fee Letter (if any);

(c)	any Security Document;

(d)	any Utilisation Request; and

(e)	any other document designated as such by the Facility Agent and the Borrower,

and “Finance Documents” means any two or more of them, as the context may require.

“Finance Party” means an Administrative Party or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds (other than a performance bond or advance payment bond issued in respect of the obligations arising in the ordinary course of trading), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument (in each case, excluding any performance bond or advance payment bond issued in respect of the obligations arising in the ordinary course of trading) issued by a bank or financial institution provided that the underlying obligation in respect of which the instrument was issued would, under one or more of the other paragraphs of this definition, be treated as Financial Indebtedness; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“First Test Date” has the meaning given to such term in Clause 19.1 (Financial definitions).

“Funds Flow Statement” means the funds flow statement in a form agreed by the Borrower and the Facility Agent detailing the proposed movement of funds on or before the Closing Date.

“GAAP” means, in respect of (a) Target or any Group Member incorporated in the United States of America, the generally accepted accounting principles, standards and practices in the United States of America, and (b) any other Group Member incorporated in a jurisdiction other than the United States of America which has generally accepted accounting principles, standards and practices, the generally accepted accounting principles, standards and practices in that jurisdiction.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

“GP Sponsors” means:

(a)	TCP V GP Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number [***], acting as general partner of Trustar Capital Partners V, L.P., an exempted limited partnership formed under the laws of the Cayman Islands with registration number [***]; and

(b)	苏州信宸投资管理合伙企业(有限合伙), a limited partnership incorporated under the laws of the PRC (Unified Social Credit Code: [***]), acting as general partner of 苏州信宸股权投资合伙企业(有限合伙), a limited partnership incorporated under the laws of the PRC (Unified Social Credit Code: [***]).

“Group” means the Borrower and its Subsidiaries from time to time including, upon the Closing Date, the Target Group, and a “Group Member” or “member of the Group” means any one of them.

“Hefei WFOE” means 挚辉(合肥)科技有限公司, a company with limited liability incorporated under the laws of the PRC (Unified Social Credit Code: [***]) and having its registered address at 9th Floor (North), Building 10A, Phase II, Tianyuan Dike Technology Park, No. 66 Yunfei Road, Changning Community Service Center, High-Tech Zone, Hefei, Anhui Province, China (安徽省合肥市高新区长宁社区服务中心云飞路66号天源迪科科技园二期10A栋9层北).

“HK SPV” means Smart Share International Limited, a company with limited liability incorporated under the laws of Hong Kong (business registration number: [***]) and having its registered address at Suite 6503, 65/F, Central Plaza, 18 Harbour Road, Wan Chai, Hong Kong.

“Holdco” means Trustar Mobile Charging Holdings Limited (formerly known as 2023A Cayman Limited), an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number [***], which together with one or more special purpose vehicles directly or indirectly owned by one or more of Management Shareholders (“Management Shareholder Holdcos”), hold 100% of the equity interest of Parent.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Illegality Event” means it becomes illegal in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain a Loan due to a Change in Law.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

“Interest Payment Date” means 21 March, 21 June, 21 September and 21 December in each year and the Final Repayment Date. For the avoidance of doubt, (A) if any Interest Payment Date (other than the Final Repayment Date) is not a Business Day (PRC), it shall be the next Business Day (PRC); and (B) if the Interest Payment Date (which is the Final Repayment Date) is not a Business Day (PRC), it shall be the immediately preceding Business Day (PRC).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interest Rate” has the meaning given to such term in Clause 8.1 (Calculation of interest).

“Interest Reserve Amount” means, on any date, the aggregate amount of the then projected interest on the then outstanding principal amount of the Loans for the next Interest Period as determined in accordance with Clause 9 (Interest Periods).

“Knowledge” means, in respect of an Obligor, the Parent or a Group Member, to the best of the knowledge and belief of the directors of such Obligor, the Parent or such Group Member (as the case may be) (after due and careful enquiry).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under limitation provisions of any applicable law, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of any stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Facility Agent pursuant to this Agreement.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22.1 (Assignments and transfers by the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Loan Disbursement Account” means the account with account number EFN8989041185000 and maintained by the Borrower with the Account Bank for the purpose of loan disbursement, or any other account mutually designated as such by the Borrower and the Facility Agent.

“Major Default” means, any Event of Default with respect to the Borrower and the Merger Subsidiary only (excluding for the avoidance of doubt any event or circumstance or procurement obligation with respect to any other Obligor, any other member of the Group, any member of the Target Group or any other person), under any of:

(a)	Clause 21.1 (Non-payment), Clause 21.6 (Insolvency), Clause 21.7 (Insolvency proceedings), Clause 21.8 (Creditors’ process) or Clause 21.9 (Unlawfulness and Invalidity);

(b)	Clause 21.3 (Other obligations) (only insofar as it relates to any breach of undertakings under Clause 20.4 (Disposals), Clause 20.6 (Merger), Clause 20.10 (Holding Companies), Clause 20.11 (Merger Documents), Clause 20.12 (Distribution), Clause 20.13 (Negative pledge), Clause 20.14 (Loans or credit), Clause 20.15 (No guarantees or indemnities), or Clause 20.16 (Financial Indebtedness)); or

(c)	Clause 21.4 (Misrepresentation) (only insofar as it relates to any misrepresentation under Clause 17.1 (Status) to Clause 17.5 (Validity and admissibility in evidence). Clause 17.7 (Insolvency), Clause 17.16 (Legal and beneficial ownership) or Clause 17.18 (Holding Companies)).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).

“Management Shareholders” means Mr. Mars Guangyuan Cai (a holder of the PRC identity card number [***] as at the Signing Date), Mr. Peifeng Xu (a holder of the PRC identity card number [***] as at the Signing Date), Mr. Victor Yaoyu Zhang (a holder of the PRC identity card number [***] as at the Signing Date) and Ms. Maria Yi Xin (a holder of the PRC identity card number [***] as at the Signing Date), each a natural person.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Borrower and the Group taken as a whole;

(b)	the ability of the Obligors to perform the obligations under the Finance Documents to which it is a party; or

(c)	subject to Legal Reservations and Security Perfection Requirements, the validity, enforceability or ranking of any Finance Document, Security or the other rights or remedies of any Finance Party contemplated to be granted under the Finance Documents.

“Material Assets” means any assets of the Target Group whose net asset value represents more than ten per cent. (10%) of the consolidated total assets value of the Target Group.

“Material Subsidiary” means any Subsidiary of the Target whose total assets or earnings before interest, taxes, depreciation and amortization (“EBITDA”) represent more than five per cent. (5%) of the consolidated total assets or consolidated EBITDA of the Target Group.

“Merger” means the merger of the Merger Subsidiary with the Target in accordance with the terms of the Merger Agreement and Part XVI of the Companies Act, with the Target becoming a wholly owned subsidiary of the Borrower (and the date on which the Merger occurs, the “Closing Date”).

“Merger Agreement” means the agreement and plan of merger dated as of 1 August 2025 by and among the Borrower, Merger Subsidiary, Parent and the Target.

“Merger Certificate” means the certificate of merger issued by the Registrar of Companies in accordance with section 233(11) of the Companies Act in respect of the Merger.

“Merger Consideration” has the meaning set forth under the Merger Agreement.

“Merger Documents” means:

(a)	the Merger Agreement;

(b)	the Merger Plan;

(c)	any other documents designated as such by the Borrower and the Facility Agent.

“Merger Plan” has the meaning given to the term “Plan of Merger” under the Merger Agreement.

“Merger Submission Date” means the date on which the initial application to file the Merger Plan is submitted to the Registrar of Companies.

“Merger Subsidiary” means Mobile Charging Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number [***].

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New York Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in the State of New York, the United States of America.

“Obligors” means:

(a)	the Borrower;

(b)	the Merger Subsidiary;

(c)	upon the Closing Date, the Target;

(d)	upon the Closing Date, the HK SPV;

(e)	upon the Closing Date, each Onshore Deposit Pledgor;

(f)	each account holder of each Controlled Accounts; and

(g)	any other member of the Group designated as such by the Borrower and the Facility Agent.

“Offshore Deposit” has the meaning given to such term in Clause 20.17 (Offshore Deposit).

“Onshore Deposit Pledge” means deposit pledge established and perfected by one or more Group Members (each an “Onshore Deposit Pledgor”) over certificates of deposit or other free and unencumbered onshore cash funds held by such Group members.

“Onshore Deposit Pledgor” has the meaning given to such term in the definition of Onshore Deposit Pledge.

“Original Financial Statements” means the audited consolidated financial statements of the Target for the financial year ended 31 December 2024.

“Parent” means Mobile Charging Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number [***], which holds 100% of the equity interest of the Borrower.

“Party” means a party to this Agreement.

“Permitted Acquisition” means any acquisition made by a Group Member, provided that:

(a)	such acquisition is contemplated under the Permitted Restructure; or

(b)	(A) the target company or business to be acquired is engaged in a business substantially related to the principal business of the Group; and (B) the target company’s EBITDA is positive based on its latest financial statements.

“Permitted Disposal” means any Disposal made by a Group Member, provided that:

(a)	such Disposal is contemplated under the Permitted Restructure;

(b)	the aggregate net proceeds from such Disposal within any financial year do not exceed RMB5,000,000 (or its equivalent in other currencies); or

(c)	the net proceeds from such Disposal are applied solely for any of the following purposes:

(i)	repayment of principal and/or interest under the Loans;

(ii)	making any Permitted Distribution or Permitted Acquisition; or

(iii)	funding the Group’s ordinary course of business operations.

“Permitted Distribution” means any Distributions made or declared by the Borrower or the Target, provided that:

(a)	the Onshore Deposit Pledges have been duly established and the Security Perfection Requirements for the Onshore Deposit Pledge have been completed;

(b)	there will be no breach of the Onshore Deposit Pledges or any financial covenant set out in Clause 19 (Financial Covenants) both at the time of and immediately after giving effect to such Distribution; and

(c)	no Event of Default has occurred and is continuing or would result from such Distribution.

“Permitted Holding Company Activity” means:

(a)	liabilities arising from the incurrence of and payment of Transaction Costs, and fees, costs, commissions and expenses in the ordinary course of business of a holding company including in connection with maintenance of existence, all necessary filings and compliance with all applicable laws and liabilities arising by operation of law or agreement of similar effect;

(b)	treasury and normal holding company activities, including the provision of administrative, management, legal and accounting services to other Group Members of a type customarily provided by a holding company to its subsidiaries;

(c)	ownership of shares in its Subsidiaries, intra-Group credit balances and other credit balances in bank accounts, cash and cash equivalent investments;

(d)	the payment of salaries to management, directors, officers and employees of the Group;

(e)	non-trading activities customary for non-trading companies in a transaction of this nature and/or incurrence of liabilities in connection with Taxes, including as a result of acting as the person responsible for payment of Taxes in a tax group (or equivalent) involving other Group Members;

(f)	any activity in connection with any employee or participation scheme operated by a Group Member or any Holding Company thereof;

(g)	any other activity or transaction permitted by the Majority Lenders.

“Permitted Restructure” means the corporate restructure of the Target Group (including the acquisition of Shanghai WFOE from HK SPV by Tianjin WFOE or, as agreed by the Facility Agent, by one or more members of the Target Group), provided that:

(a)	no Event of Default is continuing at the commencement of such corporate restructure and would arise as a result of the incurrence of such corporate restructure; and

(b)	such corporate restructure does not constitute a Change of Control.

“Permitted Restructure Parties” means all relevant entities involved in the Permitted Restructure, and each a “Permitted Restructure Party”.

“PRC” means the People’s Republic of China for the purpose of this Agreement excluding Hong Kong, Macau Special Administrative Region and Taiwan.

“Quasi-Security” has the meaning given to such term in Clause 20.13 (Negative pledge).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Registrar of Companies” means the Registrar of Companies in the Cayman Islands.

“Relevant Jurisdictions” means, in relation to any person:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts its business (or any part thereof),

and a “Relevant Jurisdiction” means each or either one of them, as the context may require.

“Repayment Date” means each date set out in Clause 6.1 (Repayment of Loans).

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement), paragraph (b) of Clause 17.10 (No Default), paragraph (a) of Clause 17.11 (No misleading information), paragraph (a) of Clause 17.13 (Pari passu ranking), Clause 17.15 (Authorised signatures), and 17.16 (Legal and beneficial ownership).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Sanction Restricted Party” means any persons or entities that are the subject of Sanctions.

“Sanctionable Activity” means any activity that could trigger a designation under existing Sanctions administered by a Sanctions Authority.

“Sanctioned Countries” means a country or territory that is the subject of Sanctions (as of the Signing Date, comprising Crimea, Cuba, Iran, North Korea, Sudan and Syria, but subject to such changes as take place over time).

“Sanctions” means any economic or financial sanctions or trade embargoes implemented, administered or enforced by the United National Security Council, any PRC government authority, the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Departments of State or Commerce or any other US government authority, the European Union, His Majesty’s Treasury, the Department for Business, Innovation and Skills or any other UK government authority, French government authority, the Monetary Authority of Singapore or the Monetary Authority of Hong Kong or the applicable governmental and regulatory authorities in any jurisdiction where any Group Member is incorporated (such authorities, the “Sanctions Authorities”).

“Sanctions Authorities” has the meaning given to such term in the definition of Sanctions.

“Secured Party” means a Finance Party, a Receiver or any Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Asset” means all of the assets which from time to time are, or are expressed to be, the subject of the Security Documents.

“Security Document” means:

(a)	each Deposit Pledge Agreement; and

(b)	any other document designated as such by the Security Agent and the Borrower,

and “Security Documents” means any two or more of them, as the context may require.

“Security Perfection Requirements” means the making or procuring of the registrations, filings, endorsements, notarisations, stampings and/or notifications of or in connection with the Security Documents or the Security created thereunder necessary for the validity or enforceability thereof.

“Shanghai WFOE” means 挚享科技(上海)有限公司, a company with limited liability incorporated under the laws of the PRC (Unified Social Credit Code: [***]) and having its registered address at Room 601, No. 799, Tianshan West Road, Changning District, Shanghai, PRC (上海市长宁区天山西路799号601室).

“Signing Date” means the date of this Agreement.

“Specified Time” means a day or time determined in accordance with Schedule 4 (Timetables).

“Specified WFOEs” mean Tianjin WFOE, Shanghai WFOE and Hefei WFOE, and each a “Specified WFOE”.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital/share(s) of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means Smart Share Global Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, the shares of which are (at the Signing Date) listed on the NASDAQ Capital Market (stock code NASDAQ: EM) with its registered office situated at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

“Target Group” means the Target and its Subsidiaries from time to time (each, a “Target Group Member”).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 12.1 (Tax definitions).

“Test Date” has the meaning given to such term in Clause 19.1 (Financial definitions).

“Tianjin WFOE” means 挚享投资有限公司, a company with limited liability incorporated under the laws of the PRC (Unified Social Credit Code: [***]) and having its registered address at No. 18, Haitai West Road, North 2-204, Industrial Incubation-5-795, Huayuan Industrial Zone, Binhai High-tech Zone, Tianjin, PRC (天津市滨海高新区华苑产业区海泰西路18号北2-204工业孵化-5-795).

“Total Commitment” means at any time the aggregate of the Commitments, being up to RMB1,575,000,000 (or its USD equivalent) as at the Signing Date, but in any event not exceeding 70% of the cash portion of the Total Transaction Consideration.

“Total Transaction Consideration” means the aggregate amount of the Merger Consideration and the Transaction Costs.

“Transaction Costs” means the fees, costs and expenses payable in connection with the Merger and other transaction costs payable by the Borrower in relation to the Merger, in each case, other than the Merger Consideration.

“Transaction Documents” means the Finance Documents and the Merger Documents.

“Unpaid Sum” means any sum due and payable but unpaid by the Obligors under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Administrative Party”, the “Facility Agent”, the “MLA”, the “JLA”, any “Finance Party”, any “Lender”, the “Borrower”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“amendment” includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and “amended” will be construed accordingly;

(v)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a Lender's “participation” in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender's rights under this Agreement in respect thereof;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day, unless otherwise specified, is a reference to Beijing time.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Unless a contrary indication appears, references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement. Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(e)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

Except as otherwise specified below or under any other provision of this Agreement, where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the rate of exchange (as agreed by the Borrower and the Facility Agent through friendly negotiation) for the purchase of the specified currency with that other currency on the relevant date (or in respect of calculating the amount of any Utilisation, the date of the Utilisation Request in respect of such Utilisation), is equal to the relevant amount in the specified currency.

(f)	The calculation of “equity contribution” for the purpose of paragraph 4(a) of Schedule 2 (Conditions Precedent) shall take into account the value of the rollover shares of the Target determined as of the Closing Date (to the extent permitted by the applicable laws and regulations as of the Closing Date).

1.3	Currency symbols and definitions

“RMB” denotes the lawful currency of the PRC.

“US$”, “USD” and “US dollars” denote the lawful currency of the United States of America.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the "Third Parties Ordinance") to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitment.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	financing payment of the Total Transaction Consideration;

(b)	refinancing the equity contribution made by the Borrower, which was used to pay the Total Transaction Consideration;

(c)	reimbursement of any equity contribution which has been made by the Borrower toward repayment or prepayment of any existing external indebtedness of the Target Group; and

(d)	financing the payment of any liability arising from claims by dissenting shareholders of the Target (if any) in connection with the Merger.

3.2	Monitoring

(a)	Unless otherwise expressly required by applicable laws and regulations, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

(b)	To the extent any applicable PRC laws and regulations at any time requires a Finance Party to monitor or verify any application of any amount borrowed pursuant to this Agreement, the Borrower shall co-operate with such Finance Party and promptly upon request from such Finance Party, provide to such Finance Party any necessary information or confirmation or other documents to evidence the purpose for which the proceeds of the Loan have been used.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably on the instructions of the all Lenders). The Facility Agent shall notify the Borrower promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent and Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if:

(i)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Major Default has occurred and is continuing;

(ii)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Change of Control has occurred and is continuing; and

(iii)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Illegality Event has occurred and is continuing.

(b)	Notwithstanding any other provision of this Agreement, any other Finance Document and/or any other agreements or documents in relation to the Facility, during the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, the Lenders are not obliged to comply with Clause 5.4 (Lenders’ participation)), the Lenders shall not be entitled to:

(i)	cancel any Commitment;

(ii)	rescind, terminate or cancel any Finance Document or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents to the extent to do so would prevent or limit the making of a Utilisation;

(iii)	refuse the making of a Utilisation or otherwise prevent the making of a Utilisation;

(iv)	exercise any right of set-off or counterclaim or similar right or remedy to the extent to do so would prevent or limit the making of a Utilisation; or

(v)	cancel, accelerate, declare due and payable or due and payable on demand or cause payment, repayment or prepayment of any amounts arising under this Agreement or under any Finance Document,

provided that immediately upon expiry of the Certain Funds Period all such rights, remedies and entitlements that would otherwise be available to the Lenders but for this paragraph (b) shall be available to the Lenders notwithstanding that they may not have been exercised or been available during the Certain Funds Period.

SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the relevant Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day (which shall also be a New York Business Day) within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed first Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account(s) and bank(s) to which the Loan proceeds are to be credited.

(b)	Only one (1) Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be RMB or USD.

(b)	The amount of the proposed Loan must not exceed the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Available Facility

The Commitment which, at that time, is unutilised shall be immediately cancelled at 5 p.m. on the last day of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of Loans

(a)	The Borrower shall repay the Loans in instalments by repaying on each Repayment Date an amount equal to an amount as set out in the table below:

Repayment Date of the Loans (Number of Months from the first Utilisation Date)	Repayment Amount
18 Months	RMB5,000,000 (or its USD equivalent)
Final Repayment Date	The remaining outstanding balance

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

7.	Prepayment and Cancellation

7.1	Mandatory Prepayment - Illegality

If, at any time, after the Signing Date, an Illegality Event occurs in respect of a Lender:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in such Loan made to the Borrower on the last day of the Interest Period for such Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount repaid.

7.2	Mandatory Prepayment - Change of control

(a)	In this Agreement, “Change of Control” means the occurrence of any of the events below:

(i)	the GP Sponsors and the Management Shareholders (by and through the Management Shareholder Holdcos), taken as a whole, do not or cease directly or indirectly (by and through the Holdco and/or the Parent) to control the Borrower;

(ii)	the Borrower does not or ceases directly to control the Merger Subsidiary (and upon the Closing Date, the Target); or

(iii)	the GP Sponsors, taken as a whole, do not or cease directly or indirectly (by and through the Holdco) to control the Parent.

(b)	The Borrower shall promptly notify the Facility Agent upon becoming aware of any Change of Control.

(c)	Without prejudice to its obligation under paragraph (b) above, upon the occurrence of a Change of Control, the Facility Agent (acting on the instructions of all Lenders) may, by not less than three (3) Business Days’ notice to the Borrower, cancel all Available Commitment and declare all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon all Available Commitment will be immediately cancelled, any Commitment shall immediately cease to be available for further utilisation and the Borrower shall repay all Loans, accrued interest and other amounts.

7.3	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part of the Available Facility, as long as it has provided evidence satisfactory to the Facility Agent that it will have sufficient funds (after such cancellation) available to it following such cancellation to consummate and complete the Merger. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of any Loan.

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any cancellation under this Agreement shall be made without any premium or penalty.

(c)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

(d)	The Borrower may not reborrow any part of the Facility which is prepaid.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitment cancelled under this Agreement may be subsequently reinstated.

(g)	If the Facility Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(h)	If all or part of any Lender’s participation in a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent and Certain Funds Period)), an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

7.6	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.2 (Mandatory Prepayment - Change of control) or Clause 7.4 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

The rate of interest (the “Interest Rate”) on each Loan is, on a simple rate basis (单利), [***] per annum, provided that:

(a)	subject to agreement between the Borrower and the Finance Parties and the internal approval by the Finance Parties, a lower interest rate may apply; and

(b)	the Parties hereby acknowledge and agree that, in the event, after the Signing Date and on or prior to the first Utilisation Date, there shall be any amendment to laws, regulations or relevant rules in the PRC relating to interest rates applicable to a facility of the same type as this Facility, or any adjustment to or requirements under Market Rate Pricing Self-Disciplinary Mechanism (市场利率定价自律机制) or similar benchmarks in the PRC applicable to a facility of the same type as this Facility, which results in the Interest Rate being below the minimum rate required under the foregoing applicable interest rate policy or self-discipline framework (the “Minimum Permitted Rate”) as of such Utilisation Date, then upon notice from the Facility Agent to the Borrower on the Utilisation Date, the Interest Rate shall immediately be adjusted to the Minimum Permitted Rate.

8.2	Payment of interest

The Borrower shall pay accrued interest on a Loan on the Interest Payment Date.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at the applicable Default Rate (in place of the applicable interest rate under Clause 8.1 (Calculation of interest)) which, subject to paragraph (d) below, would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).

(b)	If the Borrower applies any part of the Loan other than as contemplated in Clause 3 (Purpose), interest shall accrue on the misappropriated amount from the date of misappropriation to the date on which the Facility Agent receives evidence satisfactory to it that such misappropriation has been remedied (both before and after judgment) at the applicable Default Rate (in place of the applicable interest rate under Clause 8.1 (Calculation of interest)) which, subject to paragraph (d) below, would have been payable if the misappropriated amount had, during the period of non-payment, constituted a Loan in the currency of the misappropriated amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).

(c)	Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligors on demand by the Facility Agent.

(d)	If any Unpaid Sum or misappropriated amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum or misappropriated amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum or misappropriated amount during that first Interest Period shall be the applicable Default Rate in respect of that Interest Period.

(e)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.	Interest Periods

9.1	Length of Interest Periods

(a)	Each Loan has successive Interest Periods.

(b)	Subject to this Clause 9, the Interest Period for any Loan shall be three (3) Months or any other period agreed between the Borrower, the Facility Agent (acting on the instructions of the Majority Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

(d)	The first Interest Period for a Loan shall start on its Utilisation Date and end on, but exclude, the immediately following Interest Payment Date, and (if a Loan has already been made) each subsequent Interest Period shall start on the preceding Interest Payment Date and end on, but exclude, the immediately following Interest Payment Date.

9.2	Non-Business Days

If any Interest Payment Date (other than the Final Repayment Date) is not a Business Day (PRC), it shall be the next Business Day (PRC), and if the Interest Payment Date which is also the Final Repayment Date is not a Business Day (PRC), it shall be the immediately preceding Business Day (PRC).

10.	INTENTIONALLY OMITTED

11.	Fees

11.1	Fee

The Borrower shall pay to the Finance Parties any fee to the extent agreed in a Fee Letter (if any).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax Gross-up and Indemnities

12.1	Tax definitions

In this Clause 12:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless that Obligor is required to make a Tax Deduction, in which case the sum payable by that Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender, it shall notify the Borrower and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within seven (7) Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated or is treated as resident for tax purposes;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	a FATCA Deduction required to be made by a Party.

(b)	A Finance Party intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4	Tax credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within seven (7) Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

12.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by an Obligor to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to an Obligor in connection with a Finance Document, that Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires the Borrower to reimburse or indemnify a Finance Party for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

12.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is: (A) a FATCA Exempt Party; or (B) not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment (to which such FATCA Deduction relates) and, in addition, shall notify the Borrower and the Facility Agent, and the Facility Agent shall notify the other Finance Parties.

13.	Increased Costs

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within seven (7) Business Days of a demand by the Facility Agent, pay to a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the Signing Date or (ii) compliance with any law or regulation made after the Signing Date. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

13.2	Increased Cost claims

(a)	A Finance Party (other than the Facility Agent) intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall promptly notify the Facility Agent of the event giving rise to its claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party (other than the Facility Agent) shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14.	Mitigation by the Lenders

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Mandatory Prepayment - Illegality), Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs), including:

(i)	providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the Signing Date, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall, within seven (7) Business Days of demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

15.	Other Indemnities

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within seven (7) Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within seven (7) Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by the Borrower and delivered pursuant to this Agreement being or being alleged to be misleading and/or deceptive in any material respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under the Finance Documents;

(d)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of fraud, default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Facility Agent

(a)	The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.4	Indemnity to the Security Agent

(a)	The Borrower shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with obligations under Clause 16 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Security Documents;

(iv)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Finance Documents or the performance of the terms of the Finance Documents (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Security created pursuant to the Security Documents and the proceeds of the enforcement of the Security created pursuant to the Security Documents for all moneys payable to it.

16.	Costs and Expenses

16.1	Transaction expenses

The Borrower shall, within seven (7) Business Days of demand, pay the Administrative Parties the amount of all costs and expenses (including legal fees, but subject to the Borrower having first approved the fee quote(s) from each legal counsel) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the Signing Date.

Unless otherwise agreed in the written vendor or service agreement between (among others) the Borrower and the vendor or service provider, or otherwise agreed between Parties, the Borrower shall not be obliged to make any payment under this Clause 16.1, if the Administrative Parties have not made available the first requested Loan by the Utilisation Date for such Loan in accordance with this Agreement, or the Facility is cancelled or otherwise aborted in full, in either case, as a result of the Administrative Parties’ fraud, default or negligence alone.

16.2	Amendment costs

If the Borrower requests an amendment, waiver or consent under any Finance Document, the Borrower shall, within seven (7) Business Days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees, but subject to the Borrower having first approved the fee quote(s) from each legal counsel) reasonably incurred by the Facility Agent or the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within seven (7) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) reasonably incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations

The representations and warranties set out in this Clause 17 are made by the Borrower to each Finance Party for itself and on behalf of each other Obligor or members of the Group (as the case may be) on the Signing Date.

17.1	Status

(a)	Each Obligor is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Each Obligor and each of its Subsidiaries has the power to own its material assets and carry on its business as it is being conducted.

17.2	Binding obligations

(a)	Subject to the Legal Reservations and the Security Perfection Requirements, the obligations expressed to be assumed by each of the Obligors in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	without limiting the generality of paragraph (a) above, subject to the Security Perfection Requirements, each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

17.3	Non-conflict with other obligations

The entry into and performance by each of the Obligors of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	subject to any Legal Reservations, any law or regulation applicable to it in any material respect;

(b)	constitutional documents of the relevant Obligors; or

(c)	any agreement or instrument binding upon it or any of its assets to the extent that such conflict would reasonably be expected to have a Material Adverse Effect.

17.4	Power and authority

Each of the Obligors has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

(a)	Subject to the Legal Reservations and the Security Perfection Requirement, all Authorisations required:

(i)	to enable each of the Obligors lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(ii)	to make the Finance Documents to which each of the Obligors is a party admissible in evidence in its jurisdiction of incorporation;

have been (or will by the required date be) obtained or effected and are (or will by the required date be) in full force and effect.

(b)	All Authorisations required for each of members of the Group to carry on their business, and which, if not obtained or effected or not in full force and effect, would reasonably be expected to have a Material Adverse Effect, have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	Insolvency

To its best Knowledge, no:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 21.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 21.8 (Creditors’ process),

has been taken or threatened in relation to a Group Member; and none of the circumstances described in Clause 21.6 (Insolvency) applies to a Group Member.

17.8	Deduction of Tax

Subject to the Legal Reservations, each of the Obligors is not required under the law applicable where it is incorporated to make any deduction for or on account of Tax from any payment it may make under any Finance Documents to which it is a party.

17.9	No filing or stamp taxes

Under the law of its Relevant Jurisdiction, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority (except the Security Perfection Requirements) in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for:

(a)	Cayman Islands stamp duty payable if the original Finance Documents are executed in, or brought into, or submitted in evidence in a court of the Cayman Islands;

(b)	the applicable Security Perfection Requirements which will be complied with promptly after the date of the relevant Finance Document; and

(c)	PRC stamp duty payable in respect of the Facility under this Agreement.

17.10	No default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject and which would reasonably be expected to have a Material Adverse Effect.

17.11	No misleading information

(a)	All factual information contained in any written factual information provided by or on behalf of it or any member of the Group in relation to the Merger or any Finance Documents was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of it or any other member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions at the time such financial projections were provided.

(c)	Nothing has occurred or been omitted from the factual information referred in paragraph (a) above and no information has been given or withheld that results in the information contained in such information being untrue or misleading in any material respect.

17.12	Financial statements

To the extent applicable:

(a)	the financial statements most recently supplied to the Facility Agent were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements;

(b)	the financial statements most recently supplied to the Facility Agent give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition and operations during the relevant financial period, save to the extent expressly disclosed in such financial statements; and

(c)	there has been no material adverse change in the business or consolidated financial condition of the Target Group (taken as a whole) since the Original Financial Statement.

17.13	Pari passu ranking

(a)	Subject to the Legal Reservations and the applicable Security Perfection Requirements, the Security created pursuant to the Security Documents has, or will have once entered into, the ranking in priority which it is expressed to have in the Security Documents and it is not subject to any prior ranking or pari passu ranking Security except for obligations mandatorily preferred by law applying to companies generally or as otherwise permitted under the Finance Documents.

(b)	Without prejudice to paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14	No proceedings

Except as disclosed to the Facility Agent in writing, to its best Knowledge, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which would reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any other member of the Group.

17.15	Authorised signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) or paragraph (f) of Clause 18.4 (Information: miscellaneous) is authorised to sign Utilisation Requests and other notices on its behalf.

17.16	Legal and beneficial ownership

Subject to the Legal Reservations and Security Perfection Requirements, all the respective assets of any Group Member over which any Obligor purports to grant Security in favour of the Security Agent pursuant to the Security Documents, are (or will be by the time when such Security is granted) legally and beneficially owned by the relevant Obligor free from any Security other than the security interest under the Security Documents.

17.17	Merger Documents

The Merger Documents (as a whole) contain all of the material terms of the Merger.

17.18	Holding Companies

None of the Holdco, the Parent or any Group Member has traded or incurred any material liabilities or commitments (actual or contingent, present or future) other than:

(a)	by entering into and for liabilities or commitments under the Transaction Documents, any equity funding and subscription or shareholder debt funding arrangements, any interim investor agreement or shareholders agreements (including any support or rollover agreement), paying agent agreement and/or employment and service agreements or director indemnification agreement each in connection with the Merger or investment in the Target Group;

(b)	any Permitted Holding Company Activity or any activity or liability permitted under this Agreement; and

(c)	for payment of Transaction Costs, and other legal, accounting, audit and other professional fees, taxes and payment of other expenses in respect of activities permitted by this Clause 17.18.

17.19	Repetition

The Repeating Representations are deemed to be made by the Borrower for itself and on behalf of each other Obligor (as the case may be) by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.	Information Undertakings

The undertakings in this Clause 18 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

To the extent available, the Borrower shall supply to the Facility Agent in sufficient copies, each being certified by a Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate):

(a)	as soon as the same becomes available, but in any event within 180 days after the end of each financial year, the audited consolidated financial statements of the Borrower for that financial year; and

(b)	as soon as the same becomes available, but in any event within 90 days after the end of the first half of each financial year, the unaudited consolidated financial statements of the Target for that financial half year.

18.2	Compliance Certificate

(a)	The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 18.1 (Financial statements), a Compliance Certificate confirming that the financial statements of the Parent or the Target (as the case may be) attached to the Compliance Certificate are a true and correct copy of the financial statements of the Parent or the Target (as the case may be).

(b)	The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements), a Compliance Certificate setting out computations as to compliance with Clause 19 (Financial Covenants), as at the date as at which those financial statements were drawn up.

(c)	Each Compliance Certificate delivered pursuant to paragraph (a) above shall be signed by a director of the Borrower.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall (in the case of audited financial statements) give a true and fair view of or (in the case of unaudited financial statements) fairly represent the relevant company’s financial condition and operations as at the date of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

18.4	Information: miscellaneous

The Borrower shall (and shall ensure that each Obligor will) supply to the Facility Agent (in sufficient copies for all Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by it to (i) its shareholders (or any class of them) generally as required by law or (ii) its creditors generally as required by law, in each case at the same time as they are despatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it or any member of the Group, and which would, if adversely determined, reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which would reasonably be expected to have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, details of any material non-compliance or breach by any person under any Merger Document and details of any event which will require a mandatory prepayment under Clause 7 (Prepayment and Cancellation);

(e)	promptly, such further information regarding the financial condition, business and operations of it or any member of the Group as any Finance Party (through the Facility Agent) may reasonably request; and

(f)	promptly, notice of any change in authorised signatories of an Obligor signed by a director, an authorised signatory (other than the particular new authorised signatory or signatories the subject of such notice) or company secretary of that Obligor accompanied by specimen signatures of any new authorised signatories.

18.5	Notification of default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by a director or the chief financial officer of the Borrower on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	“Know your customer” checks

(a)	The Borrower shall (and shall ensure each Obligor will) promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any other Finance Party (including on behalf of any prospective new Finance Party)) in order for the Facility Agent, such other Finance Party or any prospective new Finance Party to conduct all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct.

(b)	Each other Finance Party shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to conduct all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct.

19.	Financial Covenants

The undertakings in this Clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial definitions

In this Agreement:

“Consolidated Total Net Debt” means the difference between (a) the aggregate amount of all interest-bearing indebtedness of the Group (but excluding any intra-Group indebtedness) less (b) all the cash and cash equivalents of the Group, each determined on a consolidated basis and as shown in the Annual Financial Statements most recently delivered under paragraph (a) of Clause 18.1 (Financial statements).

“First Test Date” means the last day of the first financial year after the Closing Date.

“Relevant Period” means a period of twelve (12) consecutive Months ending on a Test Date (falling on or before the Final Repayment Date in respect of the Facility) starting with the First Test Date.

“Test Date” means the last day of each financial year falling on or after the First Test Date.

19.2	Financial condition

During the term of the Facility, the Borrower shall ensure that the Consolidated Total Net Debt is less than zero.

19.3	Financial testing

The financial covenants set out in Clause 19.2 (Financial condition) shall be tested on each Test Date by reference to the Annual Financial Statements most recently delivered under paragraph (a) of Clause 18.1 (Financial statements).

19.4	Cure rights

If the requirements of any financial covenant in Clause 19.2 (Financial condition) are not met (or would but for this Clause 19.4 not be met) in respect of any Relevant Period ending on a Test Date (“Breach Period”), but by making a prepayment of the Loans, depositing additional cash collateral, or taking other remedial measures approved by the Facility Agent (acting reasonably on the instructions of Majority Lenders) no later than fifteen (15) days after the latest date by which the relevant Annual Financial Statements in respect of such Breach Period is required to be delivered pursuant to Clause 18.1 (Financial statements) (such period being the “Cure Period” in respect of such Breach Period), then the financial covenants in Clause 19.2 (Financial condition) will be tested or, as applicable, retested, solely for the purposes of ascertaining compliance with the financial covenants in this Clause 19 and not for any other purpose. If, after giving effect to the adjustments referred to above, the requirements of the financial covenants in this Clause 19 in respect of that Breach Period are met, then such requirements shall be deemed to have been satisfied as at the original date of determination (and as at the Test Date on which such Breach Period ends) as though there had been no failure to comply and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for all purposes under the Finance Documents. In relation to any Breach Period, any breach or non-compliance of any the financial undertakings in this Clause 19 shall not constitute a Default or Event of Default at any time prior to the expiry of the Cure Period in respect of such Breach Period.

20.	General Undertakings

The undertakings in this Clause 20 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall (and shall ensure that each other relevant member of the Group will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction (i) to enable it to perform its obligations under the Finance Documents (ii) subject to the Legal Reservations, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document and (iii) to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.2	Compliance with laws

The Borrower shall (and the Borrower shall ensure that each other Obligor will), comply in all respects with all laws to which it may be subject, if failure so to comply would reasonably be expected to have a Material Adverse Effect.

20.3	Pari passu ranking

The Borrower shall (and shall ensure that each Obligor will) ensure that, subject to the Legal Reservations, its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Disposals

(a)	The Borrower:

(i)	shall not (and the Borrower shall ensure that no Group Member will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any assets without the prior written consent of Facility Agent (acting on the instructions of all Lenders);

(ii)	without prejudice to the generality of sub-paragraph (i) above, shall not (and the Borrower shall ensure that none of the Parent and Group Members will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any shares or equity interests in the Borrower, the Target, the HK SPV and the Specified WFOEs to any third party outside the Target Group (and, upon the Closing Date, the Group).

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

20.5	Related party transactions

If the Borrower is classified as a group client (in Chinese: 集团客户) in accordance with the Risk Management Guidelines on Credits Granted by Commercial Banks to Group Clients 《商业银行集团客户授信业务风险管理指引》 issued by China Banking and Insurance Regulatory Commission, then, the Borrower must promptly report to the Facility Agent of any related party transactions with an aggregate value of ten per cent. (10%) or more of its net assets, including but not limited to:

(a)	the relationship between/among the parties to the related party transaction(s);

(b)	the nature and details of the related party transaction(s);

(c)	the amount of the related party transaction(s) or the proportion of the related party transaction(s) to the overall transaction; and

(d)	the pricing policy under the related party transaction(s) (including transactions with no or nominal consideration).

20.6	Merger

(a)	During the term of the Facility, the Borrower shall not (and the Borrower shall ensure that no Group Member will) enter into any amalgamation, demerger, merger, acquisition, or corporate reconstruction without prior written consent of the Facility Agent (acting on the instructions of all Lenders).

(b)	Paragraph (a) above does not apply to the Merger and a Permitted Acquisition.

(c)	Subject to paragraph (a) and (b) above, in the event that the Borrower or the Merger Subsidiary undergoes a merger, division, reorganization, or any other change resulting in a change of the legal entity, the successor legal entity shall fully assume all rights and obligations of the original legal entity, and the Borrower shall ensure that the purpose, payment/repayment channels, and flow of funds related to the Facility remain unchanged.

20.7	Change of business

The Borrower shall ensure that no substantial change is made to the general nature of the business of the Group (taken as a whole) from that carried on at the Signing Date.

20.8	Environmental compliance

The Borrower shall (and the Borrower shall ensure that any member of the Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits, in each case, to the extent that failure to do so would reasonably be expected to have a Material Adverse Effect.

20.9	Environmental Claims

The Borrower shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of its knowledge and belief) is threatened against it or any member of the Group; or

(b)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against it or any member of the Group,

in each case where such Environmental Claim would reasonably be expected to be adversely determined against an Obligor or that member of the Group and, if so adversely determined, have a Material Adverse Effect.

20.10	Holding Companies

None of the Holdco, the Parent or any Group Member shall trade, carry on any business, own any material assets or incur any material liabilities except for a Permitted Holding Company Activity or pursuant to or otherwise disclosed in this Agreement.

20.11	Merger Documents

(a)	The Borrower shall promptly pay all amounts payable under the Merger Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

(b)	The Borrower shall (and shall procure that each relevant Group Member will), to the extent that it considers it to be in its commercial interests to do so, take (in its reasonable opinion) all steps to preserve and enforce its rights (or the rights of any other Group Member) and pursue any material claims and remedies arising under any Merger Documents to which it is a party (if any are available).

(c)	The Borrower shall not amend, vary, novate, supplement, supersede, waive or terminate any terms of any Merger Documents which would be materially adverse to the interests of the Finance Parties under the Finance Documents without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

(d)	The Borrower shall ensure that no Group Member shall amend its constitutional documents in a manner that would be materially adverse to the interests of the Finance Parties under the Finance Documents.

20.12	Distribution

(a)	The Borrower shall ensure that no Distribution would be made by the Borrower or the Target without prior written consent of the Facility Agent (acting on the instructions of all Lenders).

(b)	Paragraph (a) above does not apply to any Distribution which is a Permitted Distribution.

20.13	Negative pledge

(a)	During the term of the Facility and prior to the completion of Security Perfection Requirements for the Onshore Deposit Pledge, except as permitted under paragraph (c) below:

(i)	the Borrower shall not (and the Borrower shall ensure that no Target Group Member will) create or allow to exist any Security or Quasi-Security over any shares or equity interests in the Target and any Material Subsidiary or over any Material Assets, except for any intra-group transfers within the Target Group;

(ii)	the Borrower shall ensure that, at any time, no Security or Quasi-Security is created or allowed to exist over any of the shares or equity interests in the Borrower, the Target, the HK SPV and the Specified WFOEs in favour of any person other than the Secured Parties.

(b)	In this Clause 20.13 (Negative pledge), "Quasi-Security" means an arrangement or transaction carried out by an Obligor or member of the Group as described below:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraph (a) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	created pursuant to any Finance Document; or

(ii)	any Security or Quasi-Security (arising by operation of law or pursuant to mandatory provisions of applicable law) over any assets of any Obligor as security for the payment of any taxes, assessments, charges or claims of or imposed by any Governmental Agency against or on any Obligor.

(iii)	permitted to create or exist with the prior written consent of the Facility Agent (acting on the instructions of all Lenders).

20.14	Loans or credit

(a)	Prior to the completion of Security Perfection Requirements for the Onshore Deposit Pledge and except as permitted under paragraph (b) below, the Borrower shall not (and the Borrower shall ensure that no Obligor will) become a creditor in respect of any Financial Indebtedness without prior written consent of the Lender.

(b)	Paragraph (a) above does not apply to a loan made by an Obligor to another Obligor for purpose of the ordinary and usual course of the debtor's business.

20.15	No guarantees or indemnities

During the term of the Facility and prior to the completion of Security Perfection Requirements for the Onshore Deposit Pledge, the Borrower shall not (and the Borrower shall ensure that no Target Group Member and Material Subsidiary will) give or allow to remain outstanding any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any Financial Indebtedness of any person that is not an Affiliate of any Target Group Member without prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders), other than (a) guarantees issued in the ordinary course of business of the Group, or (b) guarantees provided in favour of any of the Finance Parties.

20.16	Financial Indebtedness

(a)	Prior to the completion of Security Perfection Requirements for the Onshore Deposit Pledge, except as permitted under paragraph (b) below, the Borrower shall not (and, upon the Closing Date, the Borrower shall ensure that no Target Group Member will) incur or permit to remain outstanding any Financial Indebtedness without prior written consent of the Facility Agent (acting on the instructions of all Lenders).

(b)	Paragraph (a) above does not apply to any Financial Indebtedness incurred pursuant to any Finance Documents.

20.17	Offshore Deposit

(a)	Within three (3) Business Days following the first Utilisation Date, the Target Group shall transfer its offshore USD (or other currency) funds (the “Offshore Deposit”) in an aggregate amount not less than [***] into the Controlled Accounts, provided that the requirements under this paragraph (a) shall be waived and deemed satisfied if the Onshore Deposit Pledges are duly established within three (3) Business Days following the first Utilisation Date in accordance with paragraph (b) of Clause 20.24 (Conditions Subsequent).

(b)	If applicable, the Offshore Deposit shall remain in the Controlled Accounts until the Onshore Deposit Pledges have been duly established in accordance with paragraph (b) of Clause 20.24 (Conditions subsequent).

20.18	Onshore Deposit Pledge

Subject to 20.19 (Release and Re-grant of Onshore Deposit Pledge), the Borrower shall ensure that the aggregate amount pledged under all Onshore Deposit Pledges shall, upon the completion of Security Perfection Requirements for the Onshore Deposit Pledge, at all times be no less than [***].

20.19	Release and Re-grant of Onshore Deposit Pledge

(a)	If by reason of the Permitted Restructure, a release of pledge under an Onshore Deposit Pledge becomes necessary, the relevant Onshore Deposit Pledgor may request the release of the funds subject to the Onshore Deposit Pledge (the “Funds”) to be released and the Security over such Onshore Deposit Pledge shall be so released, with the prior approval of the Facility Agent which the Facility Agent (acting reasonably) shall give, subject to the satisfaction of the following conditions:

(i)	all required regulatory approvals relating to the Permitted Restructure have been obtained (including, without limitation, registration for outbound remittance and reporting of large-scale capital outflow, as applicable);

(ii)	the Controlled Accounts of the Permitted Restructure Parties, the Borrower, the Target and the HK SPV has been established;

(iii)	the Funds to be released shall not exceed the amount of the self-raised equity required in connection with such Permitted Restructure; and

(iv)	remittance application forms duly signed by relevant Onshore Deposit Pledgor has been provided to the relevant Account Bank(s).

(b)	If the Funds are to be applied towards repayment of the Loans (including via Distribution, capital reduction, or other means within the Group), the relevant Onshore Deposit Pledgor may request the release of the Funds (and the Security over such Funds shall be so released), with the prior approval of the Facility Agent which the Facility Agent (acting reasonably) shall give, subject to the satisfaction of the following condition:

(i)	the Funds shall be transferred through, and remain within, the Controlled Accounts prior to their application towards the repayment of the Loans, and shall be applied exclusively for such repayment; and

(ii)	remittance application forms duly signed by relevant Onshore Deposit Pledgor has been provided to the relevant Account Bank(s),

provided that any remaining portion of the Onshore Deposit Pledges shall only be released upon full repayment of the Loans and the discharge of all obligations under the Finance Documents.

(c)	If, following the release of any Onshore Deposit Pledge, the Funds are not applied in accordance with paragraph (a) or (b) above, the Borrower shall, upon the Facility Agent’s request, promptly re-pledge such Funds in favour of the Security Agent under a new Onshore Deposit Pledge in form and substance satisfactory to the Facility Agent.

20.20	Transfer of Funds

The Borrower shall ensure any funds which is subject to the Onshore Deposit Pledge (including but not limited to the Funds) shall be transferred exclusively through the Controlled Accounts.

20.21	Anti-corruption, anti-money laundering and sanctions

(a)	No Obligor shall (and each Obligor shall procure that no other Group Member will):

(i)	engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Corruption Laws in any respect;

(ii)	engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Money Laundering Laws in any respect; or

(iii)	engage in any transaction that violates any of the applicable prohibitions set forth under any Sanctions in any respect.

(b)	No Obligor shall (and each Obligor shall procure no other Group Member will):

(i)	use the proceeds of any Utilisation under the Facilities for the purpose of financing any payments that could constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; or

(ii)	use, lend, contribute or otherwise make any proceeds of any Utilisation available to any Subsidiary, joint venture partner or other person (i) to fund or facilitate any activities or business with any such person, or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by such person (including any person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

(c)	Each Obligor shall (and each Obligor shall procure that all other Group Member will) ensure that no Sanction Restricted Party will have any property interest in any funds repaid or remitted by any Group Member in connection with the Facility.

(d)	No Obligor shall (and each Obligor shall procure no other Group Member will) engage in any Sanctionable Activity or knowingly violate applicable Sanctions.

(e)	To the extent an Obligor engages in any business involving Sanction Restricted Parties or Sanctioned Countries, it shall do so without any involvement, directly or indirectly, of any Finance Party or the Facility and shall maintain policies and procedures designed to prevent such business from violating applicable Sanctions.

20.22	Accounts

(a)	Loan Disbursement Account: The Borrower shall establish and maintain the Loan Disbursement Account with the Account Bank prior to the first Utilisation Date.

(b)	DSRA Account:

(i)	The Borrower shall establish and maintain the DSRA Account with the Account Bank prior to the first Utilisation Date.

(ii)	The Borrower shall, during the term of the Facility, maintain in the DSRA Account a balance not less than the Interest Reserve Amount.

(iii)	If any withdrawal from the DSRA Account results in the balance falling below the Interest Reserve Amount, the Borrower shall replenish the shortfall within ten (10) Business Days from the date of such withdrawal.

(c)	Dividend Accounts:

(i)	Each of the Borrower, the Target and the HK SPV shall establish a Dividend Account with the Account Bank in accordance with Clause 20.24 (Conditions subsequent) and shall maintain such Dividend Account with the Account Bank thereafter.

(ii)	Each of the Borrower, the Target and the HK SPV shall make sure all Distribution in cash received by it will be promptly deposited or transferred into the Dividend Account as soon as reasonably practicable.

(d)	Deposit Accounts: Each of the Onshore Deposit Pledgor shall establish an interest bearing deposit account with the Account Bank and shall maintain such deposit account with the Account Bank thereafter.

(e)	Funds Flow Account: Any entity that is required or intends to receive funds from any account referred to in this Clause shall establish an interest-bearing deposit account with the Account Bank, provided that the relevant account holder shall enter into an account control agreement with the Account Bank and the Facility Agent, in form and substance satisfactory to the Facility Agent.

(f)	For the avoidance of doubt, the accounts of each relevant Group Member specified in this Clause 20.22 may be the same account, and such account shall constitute a “Controlled Account” in respect of each such entity.

(g)	Funds in the Controlled Accounts opened by the relevant Group Members shall be used solely for the purposes of the Merger and/or the Permitted Restructure, or may be transferred to another Controlled Account held under the same account holder solely for the purpose of completing the foregoing uses, which shall ultimately be applied towards the repayment of the Loans.

(h)	The Account Bank shall be authorised to process such fund transfers under paragraph (g) above in accordance with the terms of the Account Supervision Agreements and all online banking payment functions for all Controlled Accounts opened by the relevant Group Members shall be disabled.

20.23	Completion of Merger

(a)	Each of the Parent, the Borrower, and the Merger Subsidiary shall procure that on the Merger Submission Date, a copy of the Merger Plan submitted for registration to the Registrar of Companies and a copy of the cover letter evidencing that the Merger Plan has been filed with the Registrar of Companies is delivered to the Facility Agent, together with a copy of each of the documents required to be filed with the Registrar of Companies pursuant to section 233(9) of the Companies Act in relation to the Merger, together with evidence that any applicable fees relating thereto have been paid, provided that the Facility Agent does not have any approval right over the documents or evidence provided under this paragraph (a).

(b)	Each of the Parent, the Borrower, and the Merger Subsidiary shall procure that, as soon as practicable and in any event within two (2) Business Days of the date when the registered office provider of the Target receives the Merger Certificate, a certified copy of the Merger Certificate is delivered to the Lender.

20.24	Conditions subsequent

(a)	The Borrower shall, within three (3) Business Days following the first Utilisation Date, deliver to the Facility Agent, to the extent not already provided or updated, the following documents or evidence in respect of each of the Borrower, the Target, the HK SPV and the Onshore Deposit Pledgor(s):

(i)	a copy of its constitutional documents;

(ii)	the resolutions of the board of directors and/or (to the extent required by applicable laws and its constitutional documents) the resolution signed by all the shareholders of it:

(A)	approving the terms of, and the transactions contemplated by, Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(B)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iii)	a specimen of the signature of each person authorised by the resolutions referred to in paragraph (a)(ii) above;

(iv)	a certificate of a director or an authorised signatory of it certifying that each copy document relating to it specified in this paragraph (a) is correct, complete and in full force and effect as at a date no earlier than the date of the Finance Documents to which it is a party;

(v)	a copy of the Account Supervision Agreement duly entered into by the parties thereto; and

(vi)	evidence that each of the Borrower, the Target and the HK SPV has established and maintained a Dividend Account with the Account Bank.

(b)	The Borrower shall, within thirty (30) days following the Closing Date and each Utilisation Date after the first Utilisation Date, deliver to the Facility Agent, if not already provided and the aggregate amount pledged under all Onshore Deposit Pledges is less than outstanding principal amount of the Loans (including the amount of the proposed Loan for such Utilisation Date (as applicable)), the following documents in respect of each Onshore Deposit Pledgor:

(i)	a copy of the Deposit Pledge Agreement duly entered into by the parties thereto;

(ii)	a certificate of a director or an authorised signatory of it certifying that each copy document relating to it specified in above paragraph (a) is correct, complete and in full force and effect as at a date no earlier than the date of the Finance Documents to which it is a party; and

(iii)	evidence that the Security Perfection Requirements and other legal formalities which are required to be completed for the Onshore Deposit Pledge are completed in accordance with its terms.

21.	Events of Default

Each of the events or circumstances set out in the following sub-clauses of this Clause 21 (other than Clause 21.13 (Acceleration) and Clause 21.14 (Clean-up period)) is an Event of Default.

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error or a Disruption Event; and,

(b)	in each case, payment is made within three (3) Business Days of its due date.

21.2	Financial covenants and Conditions subsequent

Any requirement of Clause 19.2 (Financial condition), paragraph (a) of Clause 20.17 (Offshore Deposit), paragraph (b) of Clause 20.22 (Accounts), paragraph (a)(v), (a)(vi), (b)(i) and (b)(iii) of Clause 20.24(Conditions subsequent) is not satisfied.

21.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clauses 21.2 (Financial covenants and Conditions subsequent)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Facility Agent giving notice to the Obligors and (B) the relevant Obligors becoming aware of the failure to comply.

21.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur in relation to any misrepresentation if:

(i)	the underlying circumstances giving rise to such misrepresentation is capable of remedy; and

(ii)	such misrepresentation is remedied within ten (10) Business Days of the earlier of:

(A)	the Facility Agent giving notice to the Obligors; and

(B)	the relevant Obligor becoming aware of such misrepresentation.

21.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraph (a) to (d) above is less than RMB 25,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)	Any Obligor is or is presumed or deemed under applicable laws or regulations to be unable to, or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Group (on a consolidated basis) is less than its liabilities (on a consolidated basis) (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor (other than the Merger and other than any of the foregoing on a solvent basis in respect of any Obligor to the extent permitted under Clause 20.6 (Merger));

(b)	a composition, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any of their assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 21.7 shall not apply to any corporate action, legal proceedings or other procedure or step which is frivolous or vexatious or which is discharged, stayed or dismissed within thirty seven (37) days of commencement.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor where the total value of such assets exceeds RMB 25,000,000 (or its equivalent in any other currency or currencies) and such expropriation, attachment, sequestration, distress or execution affecting any asset or assets is not discharged, stayed or dismissed within thirty seven (37) days of commencement.

21.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents or any obligation of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable.

(b)	Subject to Legal Reservations and Security Perfection Requirements, any Security created or expressed to be created or evidenced by the Security Documents ceases to be effective with the ranking and priority it is expressed to have.

21.10	Repudiation and rescission of agreements

An Obligor rescinds or repudiates or purports (in writing) to rescind or repudiate a Finance Document or evidence (in writing) an intention to repudiate a Finance Document.

21.11	Cessation of business

An Obligor suspends or ceases or threatens (in writing) to suspend or cease to carry on all or substantially all of its business.

21.12	Expropriation

The authority or ability of any Obligor to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other public authority in relation to any Obligor on all or a substantial part of its assets and such curtailment has or would reasonably be expected to have a Material Adverse Effect.

21.13	Acceleration

Subject always to Clause 4.2 (Further conditions precedent and Certain Funds Period), on and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, by notice to the Borrower:

(a)	cancel each Available Commitment of each Lender, whereupon each such Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(b)	cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly);

(c)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(d)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(e)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

21.14	Clean-up period

(a)	Notwithstanding any other provision of any Finance Document:

(i)	any breach of Clause 17 (Representations), Clause 18 (Information Undertakings) and Clause 20 (General Undertakings) (other than paragraph (a) of Clause 20.17 (Offshore Deposit), paragraph (b) of Clause 20.22 (Accounts), paragraph (a)(v), (a)(vi), (b)(i) and (b)(iii) of Clause 20.24(Conditions subsequent)); or

(ii)	any Default or Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach, a Default or an Event of Default (as the case may be) if:

(A)	it would have been (if it were not for this Clause 21.14 (Clean-up period)) a breach, a Default or an Event of Default only by reason of circumstances relating exclusively to any Target Group Member (or any obligation to procure or ensure in relation to a Target Group Member);

(B)	it is capable of remedy and reasonable steps are being taken to remedy it;

(C)	the circumstances giving rise to it have not been procured by or approved by the GP Sponsor, the Management Shareholders, the Holdco, the Parent or the Borrower (for the avoidance of doubt, with Knowledge of the relevant breach of representation, breach of covenant or undertaking, event or circumstance only, shall not be interpreted in any way as approval in circumstances where the GP Sponsor, the Management Shareholders, the Holdco, the Parent or the Borrower did not reasonably have the ability to control or prevent such breach, event or circumstance from occurring); and

(D)	it does not have a Material Adverse Effect.

If such breach, Default or Event of Default are continuing on or after the Clean-Up Date, it shall constitute a breach, Default or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

(b)	If, on or before the applicable Clean-Up Date, any event or circumstance has occurred with respect to any Target Group Member, which event or circumstance would constitute a Clean-Up Default or a breach, the Borrower shall, promptly upon becoming aware of its occurrence or existence, notify the Facility Agent of that Clean-Up Default or the breach thereof and the related event or circumstance (and the steps, if any, being taken to remedy it).

SECTION 8

CHANGES TO PARTIES

22.	Changes to the Parties

22.1	Assignments and transfers by the Lenders

Subject to this Clause 21, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for any assignment or transfer by a Lender pursuant to this Clause 22, unless the assignment or transfers is:

(i)	to another Lender or an Affiliate of any Lender; or

(ii)	made at a time when an Event of Default is continuing.

(b)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-up and Indemnities), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under such Clause 12 to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignments and transfers by the Obligors

None of the Obligors may assign or transfer any of its rights or obligations under the Finance Documents, except with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

SECTION 9

THE FINANCE PARTIES

23.	Role of the Administrative Parties

23.1	The Facility Agent and the Security Agent

(a)	Each of the MLA, the JLA and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents and authorise the Facility Agent to execute on its behalf each of the Finance Documents.

(b)	The Security Agent declares that it holds the Security Asset on trust for the Secured Parties on the terms contained in this Agreement and the other Finance Documents.

(c)	Each of the Finance Parties authorises the Facility Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

23.2	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Security created pursuant to the Security Documents or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

23.3	Instructions

(a)	Subject to paragraph (d) below, each of the Facility Agent and the Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the relevant Finance Party if the relevant Finance Document stipulates the matter is a decision for any other Finance Party; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	Each of the Facility Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party, from that Finance Party) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent or Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent or Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Facility Agent or the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Facility Agent’s or the Security Agent’s own position in its personal capacity as opposed to its role of Facility Agent or Security Agent for the relevant Finance Parties or Secured Parties (as applicable).

(e)	If giving effect to instructions given by the Majority Lenders would (in the Facility Agent’s or (as applicable) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Clause 31 (Amendments and Waivers), the Facility Agent or (as applicable) Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Facility Agent or Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion, the Facility Agent or Security Agent shall do so having regard to the interests of (in the case of the Facility Agent) all the Finance Parties and (in the case of the Security Agent) all the Secured Parties.

(g)	The Facility Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this Clause 23.3 (Instructions), in the absence of instructions, each of the Facility Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Facility Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.

(i)	Neither the Facility Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or the enforcement of the Security Documents or the Securities granted thereunder.

23.4	Duties of the Facility Agent and Security Agent

(a)	The duties of the Facility Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (d) below, each of the Facility Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent or Security Agent (as applicable) for that Party by any other Party.

(c)	The Security Agent shall promptly:

(i)	copy to the Facility Agent the contents of any notice or document received by it from any Obligor under any Finance Document; and

(ii)	inform the Facility Agent of the occurrence of any Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other Party.

(d)	Except where a Finance Document specifically provides otherwise, neither the Facility Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Facility Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any other Administrative Party) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	Each of the Facility Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

23.5	Role of the MLA and JLA

Except as specifically provided in the Finance Documents, the MLA or the JLA has no obligations of any kind to any other Party under or in connection with any Finance Document.

23.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	the Facility Agent, the MLA or the JLA as a trustee or fiduciary of any other person; or

(ii)	the Security Agent as an agent, trustee or fiduciary of any Obligor.

(b)	No Administrative Party shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

23.7	Business with the Group

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group, any Obligor or any Affiliate of any Obligor.

23.8	Rights and discretions

(a)	Each of the Facility Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders or any Finance Party are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Facility Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or, as the case may be, security trustee for the Finance Parties or, as the case may be, Secured Parties) that:

(i)	no Default has occurred (unless, in the case of the Facility Agent, it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each of the Facility Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Facility Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent or Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders) if the Facility Agent or Security Agent (as applicable), in its reasonable opinion deems this to be necessary.

(e)	Each of the Facility Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent, by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Facility Agent and the Security Agent may act in relation to the Finance Documents and the Security Asset through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Facility Agent’s or the Security Agent’s (as applicable) gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise each of the Facility Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or, as the case may be, security trustee under the Finance Documents.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, neither the Facility Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

23.9	Responsibility for documentation

No Administrative Party is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by any Administrative Party, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security Asset or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Asset; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

23.10	No duty to monitor

No Administrative Party shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

23.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent, the Security Agent or any Receiver or Delegate), none of the Facility Agent, the Security Agent nor any Receiver or Delegate will be liable (including for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Asset, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Asset or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Asset;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Asset; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Facility Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, the Security Agent, a Receiver or a Delegate (as applicable), in respect of any claim it might have against the Facility Agent, the Security Agent, a Receiver or a Delegate (as applicable) or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Asset.

(c)	Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent or the Security Agent (as applicable) if the Facility Agent or the Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent or the Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige any Administrative Party to conduct:

(i)	any “know your customer” or other procedures in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party or for any Affiliate of a Finance Party,

on behalf of any Finance Party and each Finance Party confirms to each Administrative Party that it is solely responsible for any such procedures or checks it is required to conduct and that it may not rely on any statement in relation to such procedures or checks made by any Administrative Party.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Facility Agent, the Security Agent, any Receiver or Delegate, any liability of the Facility Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Asset shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent, the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Facility Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent, the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

23.12	Lenders’ indemnity to the Facility Agent and Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, the Security Agent and every Receiver and every Delegate, within three (3) Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Facility Agent’s, the Security Agent’s or the Receiver’s or the Delegate’s gross negligence or wilful misconduct) in acting as Facility Agent, Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Facility Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent or the Security Agent, any Receiver or any Delegate pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent, the Security Agent, any Receiver or, as the case may be, any Delegate to an Obligor.

23.13	Resignation of the Facility Agent and the Security Agent

(a)	Each of the Facility Agent and the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Facility Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the other Finance Parties and the Borrower) may appoint a successor Facility Agent or Security Agent (as applicable).

(c)	If the Majority Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Facility Agent or Security Agent (as applicable) (after consultation with the other Finance Parties and Borrower) may appoint a successor Facility Agent or Security Agent (as applicable).

(d)	If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 23 consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Facility Agent or Security Agent (as applicable) shall, make available to the successor Facility Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Facility Agent or Security Agent (as applicable) may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent (as applicable) under the Finance Documents. The Borrower shall, within three (3) Business Days of demand, reimburse the retiring Facility Agent or Security Agent (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The resignation notice of the Facility Agent or Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent) the transfer of the Security Asset to that successor.

(g)	Upon the appointment of a successor, the retiring Facility Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Facility Agent), Clause 15.4 (Indemnity to the Security Agent) and this Clause 23 (and any fees for the account of the retiring Facility Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent or the Security Agent (as applicable), require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or the Security Agent (as applicable) shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Borrower.

(i)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents:

(i)	the Facility Agent fails to respond to a request under Clause 12.7 (FATCA information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 12.7 (FATCA information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

23.14	Confidentiality

(a)	In acting as agent or trustee for the Finance Parties, the Facility Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent or Security Agent, it may be treated as confidential to that division or department and the Facility Agent or Security Agent (as applicable) shall not be deemed to have notice of it.

(c)	The Facility Agent and Security Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

23.15	Relationship with the Lenders

(a)	The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	The Lenders shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent.

(c)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under this Agreement) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 27.2 (Addresses) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

23.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Asset and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Asset;

(d)	the adequacy, accuracy or completeness of any information provided by any Administrative Party, any other Party or by any other person under or in connection with any Finance Document, the Security Asset, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Security Asset, the priority of any of the Security created pursuant to the Security Documents or the existence of any Security affecting the Security Asset, and each Secured Party warrants to the Facility Agent and Security Agent that it has not relied on the Facility Agent and Security Agent in respect of any of these matters.

23.17	Facility Agent’s and Security Agent's management time

(a)	Any amount payable to the Facility Agent or the Security Agent under Clause 15.3 (Indemnity to the Facility Agent), Clause 15.4 (Indemnity to the Security Agent), Clause 16 (Costs and Expenses) and Clause 23.12 (Lenders’ indemnity to the Facility Agent and Security Agent) shall include the cost of utilising the management time or other resources of the Facility Agent or the Security Agent (as applicable) and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent or the Security Agent (as applicable) may notify to the Borrower and the other Finance Parties, and is in addition to any fee paid or payable to the Facility Agent or the Security Agent (as applicable) under Clause 11 (Fees) (if any).

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default; or

(ii)	the Security Agent considering it necessary or expedient; or

(iii)	the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iv)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

23.18	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

23.19	No responsibility to perfect the Security created pursuant to the Security Documents

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Security Asset;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Security created pursuant to the Security Documents;

(c)	register, file or record or otherwise protect any of the Security created pursuant to the Security Documents (or the priority of any of the Security created pursuant to the Security Documents) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Security created pursuant to the Security Documents;

(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Security Asset or to render the Security created pursuant to the Security Documents effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

23.20	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Asset;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request.

23.21	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

23.22	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

23.23	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

23.24	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Security Asset and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

23.25	Winding up of trust

If the Security Agent, with the approval of the Majority Lenders, determines that:

(a)	all obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Security created pursuant to the Security Documents and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 23.13 (Resignation of the Facility Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each of the Security Documents.

23.26	Trustee division separate

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

23.27	Conflict with the Security Documents

If there is any conflict between this Agreement and any Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

24.	Sharing among the Finance Parties

24.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set-off or otherwise) any amount from an Obligor other than in accordance with Clause 25 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 25 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 25.4 (Partial payments).

24.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 25.4 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

24.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 24.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

24.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

24.5	Exceptions

(a)	This Clause 24 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 24, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

25.	Payment Mechanics

25.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account as the Facility Agent specifies.

25.2	Distributions by the Facility Agent

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 25.3 (Distributions to the Obligors) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

(b)	The Facility Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Facility Agent as being so entitled on that date provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 22.1 (Assignments and transfers by the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

25.3	Distributions to the Obligors

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 26 (Set-off)) apply any amount received by it for an Obligor in or towards payment (in the currency and funds of receipt) of any amount due from an Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.4	Partial payments

(a)	If the Facility Agent or the Security Agent (as applicable) receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent or the Security Agent (as applicable) shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses due to the Facility Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (i) above) or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary or instruct the Security Agent to vary (as applicable), the order set out in paragraphs (a)(ii) to (a)(iv) above. Any such variation may include the re-ordering of obligations set out in any such paragraph.

(c)	Paragraphs (a) and (b) above will override any appropriation made, or directed to be applied in some other manner, by the Borrower.

25.5	No set-off by the Obligors

All payments to be made by the Obligors under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.6	Business Days

Subject to Clause 9.2 (Non-Business Days), any payment under the Finance Documents which is due to be made on a day that is not a Business Day (PRC) shall be made on the preceding Business Day (PRC) (if there is not).

25.7	Currency of account

(a)	Subject to paragraphs (b) to (e) below, RMB is the currency of account and payment for any sum due from the Obligors under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than RMB shall be paid in that other currency.

26.	Set-off

If an Event of Default has occurred and is continuing (but subject always to Clause 4.2 (Further conditions precedent and Certain Funds Period)), A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.	Notices

27.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail (“email”) (including scanned copies of executed documents and other attachments), by fax or letter.

27.2	Addresses

The email address, address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name at the end of this Agreement;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party;

(c)	in the case of the Facility Agent and the Security Agent, that identified with its name at the end of this Agreement,

or any substitute email address, address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

27.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of email, only when received in legible form by at least one of the relevant email addresses of the person to whom the communication is made;

(ii)	if by way of fax, only when received in legible form; or

(iii)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, (in the case of paragraphs (ii) and (iii) above) if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

(b)	Notwithstanding paragraph (a) above, any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or the Security Agent and then only (in the case of any communication or document to be made or delivered by email) if it is sent to the correct email address(es) or, in the case of a fax or a letter, expressly marked for the attention of the department or officer identified with the Facility Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Facility Agent or the Security Agent shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause 27 will be deemed to have been made or delivered to each Obligor.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(e)	A Party shall notify the other Party promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours). Until the relevant Party has notified the other Party that such failure has been remedied, all notices between the Parties shall be sent by fax or letter in accordance with this Clause 27.

27.4	Language

(a)	Any notice given under or in connection with any Finance Document must be in English or Chinese.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English or Chinese; or

(ii)	if not in Chinese, and if so required by the Facility Agent, accompanied by a certified Chinese translation and, in this case, the Chinese translation will prevail unless the document is a constitutional, statutory or other official document.

28.	Calculations and Certificates

28.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

28.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

29.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

31.	Amendments and Waivers

31.1	Required consents

(a)	Subject to Clause 31.2 (All Lender matters) and Clause 31.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent (or, in the case of any Security Document, the Security Agent) may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 31.

31.2	All Lender matters

(a)	An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	an extension to the last day of the Availability Period;

(iv)	a reduction in the Interest Rate or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(v)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(vi)	a change to the Borrower other than in accordance with Clause 22.3 (Assignments and transfers by the Obligors);

(vii)	any provision which expressly requires the consent of all Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 3.1 (Purpose), Clause 9.1 (Length of Interest Periods), Clause 19 (Financial Covenants), Clause 20.24 (Conditions subsequent), Clause 22 (Changes to the Parties), Clause 24 (Sharing among the Finance Parties), this Clause 31, Clause 34 (Governing Law) or Clause 35.1 (Jurisdiction of the Hong Kong courts); or

(ix)	the manner in which the proceeds of enforcement of the Security created pursuant to the Security Documents are distributed,

shall not be made without the prior consent of all Lenders.

(b)	The Borrower and the Facility Agent or the Security Agent, as applicable, may amend or waive a term of a Fee Letter (if any) to which they are a party.

31.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of any Administrative Party (each in their capacity as such) may not be effected without the consent of that Administrative Party, as the case may be.

32.	Confidential Information

32.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 32.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

32.2	Disclosure of Confidential Information

Any Finance Party may (and may only) disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers, provided that the consent of the Borrower has been obtained where required for such assignment or transfer (or potential assignment or transfer) pursuant to Clause 22.1 (Assignments and transfers by the Lenders);

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation (including any disclosure required to be made pursuant to any applicable law or regulation in relation to anti-money laundering);

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that, in the case of paragraphs (b)(v) and (b)(vi), there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement in a form agreed between the Borrower and the relevant Finance Party.

(d)	This Clause 32 supersedes any previous agreement between the Borrower and the relevant Finance Party relating to the confidentiality of such information.

32.3	Entire agreement

This Clause 32 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

32.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 32.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32.

32.6	Continuing obligations

The obligations in this Clause 32 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

33.	Counterparts

Each of the Finance Documents may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

34.	Governing Law

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

35.	Enforcement

35.1	Jurisdiction of the Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 35.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

35.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):

(a)	irrevocably appoints HK SPV as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

35.3	Waiver of immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (RMB)
China Merchants Bank Haikou Branch (招商银行股份有限公司海口分行)	1,102,500,000
China CITIC Bank Corporation Limited Shanghai Branch (中信银行股份有限公司上海分行)	472,500,000
Total:	1,575,000,000

Schedule 2

CONDITIONS PRECEDENT

1.	FInance documents

(a)	This Agreement, duly entered into by the parties to it.

(b)	Each Fee Letter (if any), duly entered into by the parties to it.

(c)	The agreed form of each Deposit Pledge Agreement.

(d)	The agreed form of each Account Supervision Agreement.

2.	documents in respect of the BORROWER

(a)	A copy of the constitutional documents of the Borrower, including the certificate of incorporation, certificate of change of name (if any), memorandum of association and articles of association, register of directors, register of members, register of mortgages and charges, certificate of good standing (issued within one month prior to the date of the Facility Agreement) and certificate of incumbency (issued within one month prior to the date of the Facility Agreement).

(b)	A copy of the resolutions of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate of a director or an authorised signatory of the Borrower confirming that borrowing or securing of the Commitment would not cause any borrowing, securing or similar limit binding on it to be exceeded.

(e)	A certificate of a director or an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

3.	Legal opinion

(a)	A legal opinion in relation to the laws of Hong Kong from legal advisers to the Finance Parties.

(b)	A legal opinion in relation to the laws of Cayman Islands from legal advisers to the Finance Parties.

4.	Merger

(a)	Evidence that, as of the Closing Date, the Borrower has made an equity contribution equal to at least 40% of the Total Transaction Consideration (or 30%, if permitted by PRC applicable laws and regulations as of the Closing Date).

(b)	A copy of each of the following documents:

(i)	each executed and effective Merger Document (other than the Merger Plan);

(ii)	the form or near final draft of the Merger Plan, and the memorandum and articles of association, register of directors, and register of members of the Target following the Closing Date, to the extent required by Part XVI of the Companies Act (as revised) to be filed for the purpose of the Merger; and

(iii)	any other documents which are expressly required to be delivered prior to the Closing Date as set out in the Merger Agreement.

(c)	A copy of the resolutions of the board of directors (or an equivalent body) of the Borrower, approving the transactions contemplated by the Merger Documents and resolving that it execute, deliver and perform the Merger Documents.

(d)	A copy of minutes of the extraordinary general meeting of the Target approving the Merger.

(e)	a certificate of an authorized officer of the Borrower confirming that:

(i)	each of the conditions to the Merger as expressly required to be delivered prior to the Closing Date as set out in the Merger Agreement has been satisfied or waived; and

(ii)	all requisite regulatory approvals or filings have been obtained in respect of the Merger, including approval or no comment from the U.S. Securities and Exchange Commission.

5.	Other documents and evidence

(a)	A copy of the Group structure chart assuming the Closing Date has occurred.

(b)	A copy of the Original Financial Statements.

(c)	A copy of the Funds Flow Statement.

(d)	Evidence that any process agent referred to in any Finance Documents has accepted its appointment as agent for service of process.

(e)	Evidence that the Borrower has established and maintained its Controlled Accounts with the Account Banks.

Schedule 3

REQUESTS

Utilisation Request

From:	Mobile Charging Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, with company registration number [***], as Borrower

To:	China Merchants Bank Haikou Branch (招商银行股份有限公司海口分行), a branch of a joint stock company incorporated in the People’s Republic of China with limited liability incorporated under the laws of the People’s Republic of China (Unified Social Credit Code: [***]), as facility agent of the Finance Parties (other than itself), as Facility Agent

Dated:      [●]

Mobile Charging Investment Limited – RMB 1,575,000,000 Facility Agreement dated [●] (as amended and/or supplemented from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day [(which is also a New York Business Day)], the next Business Day [(which is also a New York Business Day)])
Currency of Loan:	[●]
Amount:	[●], or if less, the Available Facility
First Interest Period:	[●]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent and Certain Funds Period) of the Facility Agreement is satisfied on the date of this Utilisation Request or will be satisfied on or prior to the Proposed Utilisation Date.

4.	The proceeds of this Loan should be first credited to [account details] without any further approval, filing or registration.

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[●]

Schedule 4

TIMETABLES

Function	Day/Time

Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request)	not later than 11 a.m. (Beijing time) on the 2nd Business Day (or such shorter period as agreed by the Facility Agent) before the proposed Utilisation Date

Schedule 5

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Facility Agent

From:	Mobile Charging Investment Limited

Dated:   [          ]

Mobile Charging Investment Limited – [           ] Facility Agreement
dated [             ] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.	We confirm that the financial statements of the [Borrower/Target] attached to this compliance certificate are a true and correct copy of the financial statements of the [Borrower/Target].

3.	We confirm that: [insert details of covenants to be certified including calculations with the endorse of accountant].

4.	[We confirm that no Default is continuing.][1]

Signed:

Director

Mobile Charging Investment Limited

1 If this statement cannot be made, the Compliance Certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

EXECUTION PAGE

The Borrower

For and on behalf of

Mobile Charging Investment Limited

by

/s/ Xike Cheng

Address:	[***]

Tel:	[***]

Email:	[***]

Attn:	Xike Cheng

Project Flash

Facility Agreement (Execution Page)

The MLA

For and on behalf of

China Merchants Bank Haikou Branch
招商银行股份有限公司海口分行

by

/s/ China Merchants Bank Haikou Branch	/s/ Shiqiang Shen
(Seal of China Merchants Bank Haikou Branch)	(Seal of Shiqiang Shen)

Address:	China Merchants Bank Jinmao Sub-branch, Yilong Plaza, 15 Jinlong Road, Longhua District, Haikou City, Hainan Province, PRC (中国海南省海口市龙华区金龙路15号逸龙广场招商银行金贸支行)

Tel:	[***]

Email:	[***]

Attn:	刘少儒

Project Flash

Facility Agreement (Execution Page)

The JLA

For and on behalf of

China CITIC Bank Corporation Limited Shanghai Branch
中信银行股份有限公司上海分行

by

/s/ China CITIC Bank Corporation Limited Shanghai Branch	/s/ Yiming Zhu
(Seal of China CITIC Bank Corporation Limited Shanghai Branch)	(Seal of Yiming Zhu)

Address:	5th Floor, China CITIC Bank Tower, No. 138 Shibo Pavilion Road, Pudong New Area, Shanghai (上海市浦东新区世博馆路138号中信银行大厦5层)

Tel:	[***]

Email:	[***]

Attn:	李橙

Project Flash

Facility Agreement (Execution Page)

The Original Lender

For and on behalf of

China Merchants Bank Haikou Branch
招商银行股份有限公司海口分行

by

/s/ China Merchants Bank Haikou Branch	/s/ Shiqiang Shen
(Seal of China Merchants Bank Haikou Branch)	(Seal of Shiqiang Shen)

Address:	China Merchants Bank Jinmao Sub-branch, Yilong Plaza, 15 Jinlong Road, Longhua District, Haikou City, Hainan Province, PRC (中国海南省海口市龙华区金龙路15号逸龙广场招商银行金贸支行)

Tel:	[***]

Email:	[***]

Attn:	刘少儒

Project Flash

Facility Agreement (Execution Page)

The Original Lender

For and on behalf of

China CITIC Bank Corporation Limited Shanghai Branch
中信银行股份有限公司上海分行

by

/s/ China CITIC Bank Corporation Limited Shanghai Branch	/s/ Yiming Zhu
(Seal of China CITIC Bank Corporation Limited Shanghai Branch)	(Seal of Yiming Zhu)

Address:	5th Floor, China CITIC Bank Tower, No. 138 Shibo Pavilion Road, Pudong New Area, Shanghai (上海市浦东新区世博馆路138号中信银行大厦5层)

Tel:	[***]

Email:	[***]

Attn:	李橙

Project Flash

Facility Agreement (Execution Page)

The Facility Agent

For and on behalf of

China Merchants Bank Haikou Branch
招商银行股份有限公司海口分行

by

/s/ China Merchants Bank Haikou Branch	/s/ Shiqiang Shen
(Seal of China Merchants Bank Haikou Branch)	(Seal of Shiqiang Shen)

Address:	China Merchants Bank Jinmao Sub-branch, Yilong Plaza, 15 Jinlong Road, Longhua District, Haikou City, Hainan Province, PRC (中国海南省海口市龙华区金龙路15号逸龙广场招商银行金贸支行)

Tel:	[***]

Email:	[***]

Attn:	刘少儒

Project Flash

Facility Agreement (Execution Page)

The Security Agent

For and on behalf of

China Merchants Bank Haikou Branch
招商银行股份有限公司海口分行

by

/s/ China Merchants Bank Haikou Branch	/s/ Shiqiang Shen
(Seal of China Merchants Bank Haikou Branch)	(Seal of Shiqiang Shen)

Address:	China Merchants Bank Jinmao Sub-branch, Yilong Plaza, 15 Jinlong Road, Longhua District, Haikou City, Hainan Province, PRC (中国海南省海口市龙华区金龙路15号逸龙广场招商银行金贸支行)

Tel:	[***]

Email:	[***]

Attn:	刘少儒

Project Flash

Facility Agreement (Execution Page)